NEWS RELEASE

Coeur Provides Updated Palmarejo Mine Plan

Chicago, Illinois - July 20, 2014 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) announced an updated and re-scoped mine plan and preliminary economic assessment for its Palmarejo silver and gold mine in Mexico (the “New Mine Plan”). The New Mine Plan reflects the mine’s transition to a lower tonnage, higher-grade, higher-margin underground operation prioritizing cash flow over production ounces.
Highlights

•	Guadalupe underground expected to become Palmarejo’s primary ore source by 2016

•	Material increase in overall grades compared to prior years

•	Palmarejo open pit life extended through mid-2015 based on current metals prices and known reserves

•	Ongoing exploration initiative expected to identify new resources and continue converting a significant portion of existing resources into reserves
Mitchell J. Krebs, President and Chief Executive Officer, commented, “This updated outlook for Palmarejo is based on year-end 2013 reserves and resources that we believe are economic based on prices of $20 per ounce for silver and $1,300 per ounce for gold. It demonstrates our commitment to prioritizing higher-quality, higher-margin ounces versus seeking to maximize the quantity of production ounces. It also demonstrates the significance of Guadalupe to Palmarejo’s future, which is why our recent decision to place Guadalupe into production next year was so important. In addition, the modified economics of the recently announced new gold stream agreement with Franco- Nevada will help boost Palmarejo’s future cash flow profile.
“This plan includes a small percentage of overall reserves and no resources other than 1.7 million tons of inferred resources that are included in the updated Guadalupe plan,” Mr. Krebs continued. “This represents a solid base from which we expect to expand and improve our operations over time. We are confident we will further add to Palmarejo’s mine life through ongoing exploration activities focused on adding higher-grade, higher-margin underground material.”

Mining Forecast	2014	2015	2016	2017	2018	2019	2020	2021	Total
Guadalupe Underground - 42% of Current Proven and Probable Reserve Tons
Ore (tons in 000s)	29	470	561	540	566	310	--	--	2,475
Silver grade (oz/t)	0.0	4.3	5.6	5.0	4.5	3.8	--	--	4.7
Gold grade (oz/t)	0.05	0.07	0.09	0.06	0.07	0.11	--	--	0.08
Guadalupe Underground - 42% of Current Inferred Resource Tons
Material (tons in 000s)	--	--	55	628	661	119	119	79	1,659
Silver grade (oz/t)	--	--	6.8	2.9	3.0	19.8	27.9	19.5	6.9
Gold grade (oz/t)	--	--	0.18	0.14	0.12	0.17	0.55	0.56	0.19
Palmarejo Underground - 57% of Current Proven and Probable Reserve Tons
Ore (tons in 000s)	745	604	--	--	--	--	--	--	1,349
Silver grade (g/t)	5.9	4.4	--	--	--	--	--	--	5.2
Gold grade (g/t)	0.09	0.07	--	--	--	--	--	--	0.08
Palmarejo Open Pit - 65% of Current Proven and Probable Reserve Tons
Ore (tons in 000s)	1,269	344	--	--	--	--	--	--	1,613
Silver grade (g/t)	3.5	3.0	--	--	--	--	--	--	3.4
Gold grade (g/t)	0.03	0.02	--	--	--	--	--	--	0.03
Total Production
Silver (oz in 000s)	6,825	4,491	2,808	3,609	3,629	2,829	2,746	1,274	28,211
Gold (oz in 000s)	86	72	50	100	104	46	57	39	553

The New Mine Plan is a preliminary economic assessment that represents a re-scoping of the existing mine plan contemplated by the 2008 feasibility study. Since this initial study was completed before the mine commenced production in April of 2009, reserves at Palmarejo have declined, metal prices have experienced high volatility, a royalty stream agreement was put in place with Franco-Nevada Corporation in early 2009, and letters of intent to terminate that agreement and enter into a new gold stream agreement were recently signed with Franco-Nevada. These factors motivated Coeur to re-scope the existing mine plan and establish the New Mine Plan, which assumes a higher cut-off grade.
The New Mine Plan also includes 42% of the currently estimated inferred mineral resources, which the Company expects to be able to upgrade to reserves through a $24 million drilling program over the next six years. This drilling will leverage existing and planned development at Guadalupe, enabling efficient drilling activity. While the New Mine Plan contemplates mining a higher-grade subset of the resources during the current price environment, it does not sterilize any existing reserves or resources, which are expected to be mined at some point in the future.
Insofar as the New Mine Plan contains a preliminary economic analysis that is based, in part, on inferred mineral resources, the New Mine Plan does not have as high a level of certainty as would a plan that was based solely on proven and probable reserves. Inferred mineral resources are considered too speculative geologically to have the economic considerations applied to them that would enable them to be considered for estimation of mineral reserves, and there is no certainty that the inferred mineral resources will be realized.

Select Economic Estimates[1]	LOM
Revenue
Silver price ($/oz)	$20
Gold price ($/oz)	$1,300
Gross revenue ($mil)	$1,285
Cash Flow ($mil)
Operating cash flow	$587
Capital expenditures	$157
Net cash flow	$239
NPV (10% discount rate)	$134
1.Pre-tax and after effects of the Franco-Nevada agreement.

Operating Cost Assumptions	LOM	3/31/14 LTM
Average open pit mining costs per ton mined	$2.10	$1.64
Average underground mining costs per ton mined	53 [1]	$40
Average processing costs per ton processed	$27	$25
Average general and administrative costs per ton processed	$17	$12
1.Includes $6/ton of additional haulage costs to transport ore from Guadalupe.

Capital Cost Assumptions ($mil)	LOM
Guadalupe mine development	$55
Capitalized drilling	$28
Tailings related	$15
Equipment	$21
Other (sustaining/infrastructure-related)	$38
Total	$157
Expected capital expenditures over the life of the mine include approximately $4 million each year for capitalized drilling, with $24 million of the total to be spent to upgrade the inferred mineral resources at Guadalupe. Spending for underground mine development is expected to ramp up to $10 million per year in 2016 and 2017 when the inferred material is expected to come into production. Expenditures related to the tailings facility are expected to be complete in 2016. Approximately 40% of the other (sustaining/infrastructure-related) capital costs are expected to be incurred during 2014, as ongoing capital needs are anticipated to decline as production from Palmarejo ramps down.

Recovery Assumptions	Dec 2014 - LOM	3/31/14 LTM
Average silver recovery rate	83%	77%
Average gold recovery rate	87%	82%
Production Process at Palmarejo
In early 2014, Coeur commissioned a new Merrill Crowe facility to improve recovery rates. Improved blending of a range of ore types has also contributed to improved recovery rates for both silver and gold. Recovery rates tend to be higher for underground ore than from surface ore due to the lower oxide content underground. As Coeur feeds a higher proportion of underground (sulfide ore) tons to the mill, recovery rates are expected to improve.
Further process improvements planned for Palmarejo during 2014 are expected to result in higher recovery rates and lower production costs. Firstly, when oxide ore and sulfide ore are combined in the flotation circuit, the oxide ore hinders the recovery of the sulfide ore. Therefore, Coeur intends to process the oxide ore and sulfide ore separately by creating a bypass for the oxide ore by the end of 2014 to sidestep the flotation circuit and flow directly to an agitated leach circuit. Secondly, the reduced milling rate in the New Mine Plan will result in higher retention times in the leach tanks, which is expected to result in higher recovery rates. These changes are expected to result in higher recoveries for silver and gold as well as lower production costs due to the reduced cyanide consumed during flotation.

2013 Palmarejo Mineral Reserves and Resources by Area
	Short Tons	Grade (oz/t)		Ounces (000s)
	(000s)	Silver	Gold	Silver	Gold
Underground Proven Reserves:
Guadalupe	1,397	3.93	0.056	5,491	78
Palmarejo	1,957	3.99	0.072	7,800	141
Open-Pit Proven Reserves:
Guadalupe	238	5.23	0.013	1,243	3
Palmarejo	1,509	2.80	0.022	4,227	34
Underground Probable Reserves:
Guadalupe	4,567	3.91	0.056	17,877	258
Palmarejo	398	3.94	0.081	1,568	32
Open-Pit Probable Reserves:
Guadalupe	183	5.18	0.016	945	3
Palmarejo	988	2.53	0.021	2,501	20
Total Proven and Probable Reserves	11,235			41,653	569
Underground Measured Resources
Guadalupe	225	10.78	0.073	2,426	16
Palmarejo	3,546	6.67	0.110	23,656	391
Open-Pit Measured Resources
Guadalupe	479	3.76	0.039	1,799	19
Palmarejo	257	1.38	0.011	356	3
Underground Indicated Resources
Guadalupe	2,232	5.31	0.062	11,860	138
Palmarejo	615	4.57	0.067	2,811	41
Open-Pit Indicated Resources
Guadalupe	1,169	3.50	0.033	4,088	39
Palmarejo	250	1.45	0.011	364	3
La Patria	17,529	0.56	0.028	9,828	491
Total Measured and Indicated Resources	26,302			57,188	1,140
Underground Inferred Resources
Guadalupe	3,951	4.78	0.110	18,894	433
Palmarejo	32	3.66	0.056	117	2
Open-Pit Inferred Resources
Guadalupe	217	3.28	0.039	709	8
Palmarejo	3	2.07	0.018	7	--
La Patria	7,408	0.33	0.024	2,461	178
Total Inferred Resources	11,611			22,188	621
Notes to the above mineral reserves and resources:

1.	Effective December 31, 2013.

2.
Metal prices used for mineral reserves were $25.00 per ounce of silver and $1,450 per ounce of gold. Metal prices used for mineral resources were $29.00 per ounce of silver and $1,600 per ounce of gold.

3.
Mineral resources are in addition to mineral reserves and do not have demonstrated economic viability. Inferred mineral resources are considered too speculative geologically to have the economic considerations applied to them that would enable them to be considered for estimation of mineral reserves, and there is no certainty that the inferred mineral resources will be realized.

4.	Rounding of tons and ounces, as required by reporting guidelines, may result in apparent differences between tons, grade, and contained metal content.

5.
For details on the estimation of mineral resources and reserves, including the key assumptions, parameters and methods used to estimate the mineral resources and reserves, please refer to the NI 43-101-compliant Technical Report for Coeur's Palmarejo Project dated January 1, 2013 and filed February 28, 2013 at www.sedar.com.

Conversion Table
1 short ton = 0.907185 metric tons
1 troy ounce = 31.10348 grams

A slide deck to accompany this release is posted at www.coeur.com.

About Coeur
Coeur Mining is the largest U.S.-based primary silver producer and a significant gold producer with four precious metals mines in the Americas employing nearly 2,000 people. Coeur produces from its wholly owned operations: the Palmarejo silver-gold mine in Mexico, the San Bartolomé silver mine in Bolivia, the Rochester silver-gold mine in Nevada and the Kensington gold mine in Alaska. The Company also has a non-operating interest in the Endeavor mine in Australia in addition to net smelter royalties on the Cerro Bayo mine in Chile, the El Gallo complex in Mexico, and the Zaruma mine in Ecuador. In addition, the Company has two silver-gold feasibility stage projects - the La Preciosa project in Mexico and the Joaquin project in Argentina. The Company also conducts ongoing exploration activities in Alaska, Argentina, Bolivia, Mexico, and Nevada. The Company owns strategic investment positions in several silver and gold development companies with projects in North and South America.
Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding the mining profile at Palmarejo and Guadalupe, expected mining rates, grades, tonnage and margins, estimated revenues, cash flow, capital expenditures, costs, process improvements, recovery rates, exploration results, expansion and improvement of operations, and the ability to upgrade resources to reserves and extend mine life. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of gold and silver ore reserves, changes that could result from Coeur's future acquisition of new mining properties or businesses, reliance on third parties to operate certain mines where Coeur owns silver production and reserves and the absence of control over mining operations in which Coeur or its subsidiaries hold royalty or streaming interests and risks related to these mining operations including results of mining and exploration activities, environmental, economic and political risks of the jurisdiction in which the mining operations are located, the loss of any third-party smelter to which Coeur markets silver and gold, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur's most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward- looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.
W. David Tyler, Coeur's Vice President, Technical Services and a qualified person under Canadian National Instrument 43- 101, supervised the preparation of the scientific and technical information concerning Coeur's mineral projects in this news release. Mineral resources are in addition to mineral reserves and do not have demonstrated economic viability. Inferred mineral resources are considered too speculative geologically to have the economic considerations applied to them that would enable them to be considered for estimation of mineral reserves, and there is no certainty that the inferred mineral resources will be realized. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Report for Coeur's Palmarejo Project dated January 1, 2013 and filed February 28, 2013 as filed on SEDAR at sedar.com.
Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in public disclosures, such as "measured," "indicated," "inferred” and “resources," that are recognized by Canadian regulations, but that SEC guidelines generally prohibit U.S. registered companies from including in their filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K which may be secured from us, or from the SEC's website at sec.gov.
All tons are reported in U.S. standard short ton units. Grades reported are troy ounces per short ton.

For Additional Information:
Bridget Freas, Director, Investor Relations (312) 489-5819

Donna Mirandola, Director, Corporate Communications (312) 489-5842
www.coeur.com